Exhibit 15.4

Jumei International Holding Limited

20th Floor, Tower B, Zhonghui Plaza

11 Dongzhimen South Road

Dongcheng District

Beijing 100007

People's Republic of China

30 April 2019

Dear Sir:

Re: Jumei International Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Jumei International Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2018 (the "Annual Report"), which will be filed with the SEC in the month of April 2019.

We consent to the reference to our firm under the heading "Item 10. Additional Information—E. Taxation—Cayman Islands Taxation" in the Annual Report, and further consent to the incorporation by reference into each of the Registration Statement on Form S-8 (File No.: 333-197313) filed on 9 July 2014 and the Registration Statement on Form S-8 (File No. 333-205155) filed on 23 June 2015 of the summary of our opinion under the heading "Item 10. Additional Information—E. Taxation—Cayman Islands Taxation" in the Annual Report.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP